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                                                                    Exhibit 99.A
                                                                            News
                                                           For Immediate Release

GULFTERRA ENERGY PARTNERS COMPLETES TERM LOAN REFINANCING AND IMPLEMENTS DEBT MANAGEMENT INITIATIVES

HOUSTON, TEXAS, December 10, 2003 -- GulfTerra Energy Partners, L.P. (NYSE:GTM) announced today that it has completed the refinancing of the term loan portion of its senior secured credit facility. GulfTerra also announced that it is implementing certain debt management initiatives available to the partnership under its long-term debt indentures, which are designed to lower interest expense, improve coverage ratios, and provide greater financial flexibility for future growth.

Effective December 10, 2003, the partnership's Term Loan B credit facility was upsized to $300 million from the existing $160-million term facility with the maturity extended to December 2008. The Term Loan B was re-priced at a flat rate of LIBOR plus 2.25 percent-a reduction of 1.25 percent. In addition, GulfTerra revised the Term Loan B covenants to correspond with its revolving credit facility and provide greater operating flexibility. The proceeds of the loan will be used to refinance indebtedness on the existing term loan facility and reduce debt under its revolving credit facility.

Additionally, GulfTerra has elected to use approximately $300 million in net proceeds from equity offerings completed in October 2003 to redeem approximately $269 million in principal of the company's outstanding senior subordinated debt in accordance with applicable debt indenture provisions, as well as to pay accrued interest expense, redemption premiums, and other expenses associated with the transaction. The terms of the indentures allow for an equity clawback of up to 33 percent during the first three years of the notes. The redemptions, which are expected to close in December 2003, will reduce debt on the partnership's 10.625-percent senior subordinated notes maturing in 2012 by $66.0 million, its 8.5-percent senior subordinated notes maturing in 2011 by $158.4 million, and its 8.5-percent senior subordinated notes maturing in 2010 by $45.0 million. The one-time redemption and Term Loan B premiums and unamortized debt issuance costs are expected to total approximately $32 million and will be expensed in the fourth quarter of 2003. The resulting reduction in outstanding subordinated bond indebtedness will be essentially offset by a corresponding increase in the revolving credit facility.

"The announced transactions are important steps in the continued improvement of GulfTerra's cost of capital, available liquidity, and financial flexibility to ensure that we have the resources necessary to execute our business strategies of investing in high return, organic midstream infrastructure projects and selective accretive acquisitions," said Robert G. Phillips, chairman and chief executive officer of GulfTerra Energy Partners. "Further, the Term Loan B refinancing and the utilization of the equity clawback features of our senior subordinated notes combine to reduce interest expense on more than $400 million of debt and generate significant, long-lasting

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interest savings that reduce the partnership's fixed costs, increase distributable cash flow, and improve coverage ratios."

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

GulfTerra Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets located both offshore and onshore. Offshore, the partnership operates natural gas and oil pipelines and platforms and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Onshore, GulfTerra is a leading operator of intrastate natural gas pipelines, natural gas gathering and processing facilities, natural gas liquids transportation and fractionation assets, and salt dome natural gas and natural gas liquids storage facilities. Visit GulfTerra Energy Partners on the Web at www.gulfterra.com.